Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 5, 2026

The Goldman Sachs Group, Inc.,

 200 West Street,

  New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and delivery, on the date hereof, of (i) CAD1,750,000,000 aggregate principal amount of 3.641% Fixed/Floating Rate Notes due 2032 (the “2032 Fixed/Floating Rate Notes”) and (ii) CAD1,000,000,000 aggregate principal amount of 4.340% Fixed/Floating Rate Notes due 2037 (the “2037 Fixed/Floating Rate Notes” and together with the 2032 Fixed/Floating Rate Notes, the “Notes”). The Company filed with the Securities and Exchange Commission, on January 28, 2025, a registration statement on Form S-3, as amended on February 13, 2025 on Form S-3/A (File No. 333-284538) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of the Company’s unsecured debt securities, including the Notes. The Notes are being issued under an indenture, dated as of July 16, 2008 (as previously amended, most recently by the Fourth Supplemental Indenture, dated as of December 31, 2016, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Indenture.

3.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

4.	Forms of the Notes.

The Goldman Sachs Group, Inc.	- 2 -

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on the Notes denominated in a foreign currency in a Federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the Canadian dollars into U.S. dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Note would be required to render such judgment in Canadian dollars, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the forms thereof examined by us, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP